Exhibit 8.01

Subsidiaries of Tele Norte Leste Participações S.A.

Name of Subsidiary	Jurisdiction of Incorporation

Telemar Norte Leste S.A. (Telemar)	Brazil

TNL PCS S.A. (Oi)	Brazil

Telemar Internet Ltda. (Oi Internet)	Brazil

Companhia AIX de Participações S.A. (AIX)	Brazil

Paggo Administradora de Crédito Ltda. (Paggo)	Brazil

Paggo Acquirer Gestão de Melos de Pagamento Ltda. (Paggo)	Brazil

WAY TV Belo Horizonte S.A. (Way TV)	Brazil

Serede – Serviços de Rede S.A.	Brazil

Internet Group (Cayman) Limited	Cayman

Brasil Telecom Participações S.A.	Brazil

Brasil Telecom S.A.	Brazil

BrT Serviços de Internet S.A.	Brazil

14 Brasil Telecom Celular S.A.	Brazil

Vant Telecomunicações S.A.	Brazil

Brasil Telecom Cabos Submarinos Ltda. (GlobeNet)	Brazil

Brasil Telecom Subsea Cable Systems (Bermuda) Ltd.	Bermuda

Brasil Telecom of America Inc.	United States

Brasil Telecom de Venezuela S.A.	Venezuela

Brasil Telecom de Colombia E.U.	Colombia

Internet Group do Brasil S.A. (iG)	Brazil

Brasil Telecom Comunicação Multimidia Ltda.	Brazil

Brasil Telecom Call Center S.A.	Brazil

BrT Card de Serviços Financeiros Ltda.	Brazil